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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            ExpressJet Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    30218U108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                               Page 1 of 11 Pages

                                       13G
===================
CUSIP No. 30218U108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Capital Partners II LP
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
    2
                                                               (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 2 of 11 Pages

                                       13G
===================
CUSIP No. 30218U108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Capital Overseas Fund
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
    2
                                                               (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 3 of 11 Pages

                                       13G
===================
CUSIP No. 30218U108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Advisors LLC
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
    2
                                                               (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 4 of 11 Pages

                                       13G
===================
CUSIP No. 30218U108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf Capital Management LP
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
    2
                                                               (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            PN
------------====================================================================




                               Page 5 of 11 Pages

                                       13G
===================
CUSIP No. 30218U108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Greywolf GP LLC
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
    2
                                                               (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            OO
------------====================================================================




                               Page 6 of 11 Pages

                                       13G
===================
CUSIP No. 30218U108
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jonathan Savitz
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
    2
                                                               (b) [ X ]**
                   ** The reporting persons making this filing hold an aggregate of 0 Shares, which is 0.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    4
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            5
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         6
         OWNED BY                   -0-
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            7
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            8
                                    -0-
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            -0-
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    10      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            0.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    12
            IN
------------====================================================================



                               Page 7 of 11 Pages

         This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on May 12, 2006 (collectively, with all amendments thereto, the "Schedule 13G").

Item 1.  Issuer
         ------

         (a)      Name of Issuer
                  --------------

                  ExpressJet Holdings, Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices
                  -----------------------------------------------

                  700 North Sam Houston Parkway West, Suite 200, Houston, Texas 77067

Item 2.  Identity And Background
         -----------------------

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to shares of Common Stock, par value $.01 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 30218U108.

         Name Of  Persons  Filing,  Address  Of  Principal  Business  Office And
         -----------------------------------------------------------------------
         Citizenship (Item 2(a), (b) and (c))
         ------------------------------------

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

                  (i) Greywolf Capital Partners II LP, a Delaware limited partnership ("Greywolf Capital II"), with respect to the Shares held by it;

                  (ii) Greywolf Capital Overseas Fund, a Cayman Islands exempted company ("Greywolf Overseas"), with respect to the Shares held by it;

                  (iii) Greywolf Advisors LLC, a Delaware limited liability company and the general partner of Greywolf Capital II (the "General Partner"), with respect to the Shares held by Greywolf Capital II;

                  (iv) Greywolf Capital Management LP, a Delaware limited partnership and the investment manager of Greywolf Capital II and Greywolf Overseas (the "Investment Manager"), with respect to the Shares held by Greywolf Capital II and Greywolf Overseas;

                  (v) Greywolf GP LLC, a Delaware limited liability company and the general partner of the Investment Manager (the "Investment Manager General Partner"), with respect to the Shares held by Greywolf Capital II and Greywolf Overseas; and



                               Page 8 of 11 Pages

                   (vi) Jonathan Savitz, a United States citizen and the senior managing member of the General Partner and the sole managing member of the Investment Manager General Partner ("Savitz"), with respect to the Shares held by each of Greywolf Capital II and Greywolf Overseas.

         The citizenship of each of the Reporting Persons is set forth above. The address of the principal business office of (i) all of the Reporting Persons other than Greywolf Overseas is 4 Manhattanville Road, Suite 201, Purchase, NY 10577 and (ii) Greywolf Overseas is Queensgate House, South Church Street, P.O. Box 1234, George Town, Grand Cayman.

Item 3.  If This  Statement  Is Filed  Pursuant  To  Sections  240.13d-1(b),  Or
         -----------------------------------------------------------------------
         13d-2(b) Or (c), Check Whether The Person Filing Is An Entity Specified
         -----------------------------------------------------------------------
         In (a) - (j):
         -------------

         Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         ----

Item 4.  Ownership
         ---------

         The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

         The Shares reported hereby for Greywolf Capital II are owned directly by Greywolf Capital II and those reported by Greywolf Overseas are owned directly by Greywolf Overseas. The General Partner, as general partner to Greywolf Capital II, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Capital II. The Investment Manager, as investment manager of Greywolf Overseas and Greywolf Capital II, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Overseas and Greywolf Capital II. The Investment Manager General Partner, as general partner of the Investment Manager, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Capital II and Greywolf Overseas. Savitz, as the senior managing member of the General Partner and as the sole managing member of the Investment Manager General Partner, may be deemed to be the beneficial owner of all such Shares owned by Greywolf Capital II and Greywolf Overseas. Each of the General Partner, the Investment Manager, the Investment Manager General Partner and Savitz hereby disclaims any beneficial ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the deemed beneficial owner of more than five percent of the class of securities, check the following [ X ].



                               Page 9 of 11 Pages

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         Not Applicable.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         The Reporting Persons are filing this Schedule 13G pursuant to Rule 13d-1(c). Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

         Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              Page 10 of 11 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 2, 2007


                           /s/ Jonathan Savitz
                           ----------------------------------------
                           GREYWOLF ADVISORS LLC,
                           On its own behalf
                           And as the General Partner of
                           GREYWOLF CAPITAL
                           PARTNERS II LP
                           By Jonathan Savitz,
                           Senior Managing Member

                           /s/ Jonathan Savitz
                           ----------------------------------------
                           GREYWOLF GP LLC
                           By Jonathan Savitz,
                           Managing Member

                           /s/ Jonathan Savitz
                           ----------------------------------------
                           GREYWOLF CAPITAL MANAGEMENT LP,
                           On its own behalf
                           And as investment manager to
                           GREYWOLF CAPITAL OVERSEAS FUND
                           By Jonathan Savitz,
                           Managing Member

                           /s/ Jonathan Savitz
                           -------------------------------------
                           Jonathan Savitz



                              Page 11 of 11 Pages